Exhibit 10.1
TULSA REFINERY INTERCONNECTS TERM SHEET
This Term Sheet is intended to document discussions between Holly Refining & Marketing-Tulsa, LLC (“Holly Tulsa”) and HEP Tulsa LLC (“HEP Tulsa”) regarding the construction of facilities by HEP Tulsa at Holly Tulsa’s refinery in Tulsa, Oklahoma (the “Tulsa Refinery”), including facilities and pipelines to interconnect the Western and Eastern complexes of the Tulsa Refinery, as more particularly described below. The following terms and conditions are for discussion purposes only and nothing in this document shall be considered binding upon either party hereto, other than the provisions in the section entitled “Reimbursement,” which shall be fully binding on both parties hereto.

Inter-Plant (Offsite) Pipelines Project:
Project Description:	Construction of the following off-site pipelines:

     ·     8 inch hydrogen pipeline, capacity 10mm SCFD
     ·     12 inch sweet fuel gas, 32mm SCFD
     ·     10 inch sour fuel gas, 22mm SCFD
     ·     12 inch gas oil diesel fuel 45 MMBPD
     ·     12 inch spare bore for future line

Estimated Costs/AFE’s Approved:	$11,140,000
Project Timing:	Construction to begin during or about August 2010 with completion estimated by the end of 2010
Intra-Plant (Onsite) Facilities Project:	These pipelines and related facilities are needed to connect the new Inter-Plant Pipelines to the respective processing facilities and storage tanks to allow the two refinery complexes to operate as one connected facility.

Phase I:
Project Description:	Construction of the following facilities: · 8 inch hydrogen to unit · 16 inch sweet fuel gas to unit · 12 inch gas oil/diesel fuel to tanks · 8 inch and 10 inch east plant gasoline blending components
Estimated Costs:	$16,802,136
Project Timing:	Construction to begin during or about August 2010 with completion estimated by the end of 2010

Other Terms/Arrangements:
Throughput Economics	The parties would negotiate throughput commitments (probably through an amendment to the existing First Amended and Restated Pipelines, Tankage and Loading Rack Throughput Agreement (Tulsa East)) to provide HEP Tulsa with an internal rate of return on invested capital similar to that negotiated with other assets recently acquired from Holly Tulsa and its affiliates, which would be subject to further approval by the HEP Board and Conflicts Committee. Throughput fees and minimum volume commitments would be negotiated for:

     ·     8 inch hydrogen movements/capacities
     ·     12 inch sweet fuel gas movements/capacities
     ·     10 inch sour fuel gas movements/capacities
     ·     12 inch gas oil/diesel fuel movements/capacities

Other Related Contractual Arrangements	Holly Tulsa Operating Agreement - The parties would negotiate an operating agreement to provide for Holly Tulsa to maintain and operate the Intra-Plant Pipelines.

Lease and Access Agreement — The parties would negotiate a typical lease and access agreement to provide HEP Tulsa and its affiliates a ground lease and access to the land underlying the facilities constructed. This could involve the amendment of the existing Lease and Access Agreement for the Tulsa Refinery.

Site Services — The parties would negotiate a typical site services agreement for Holly Tulsa to provide services to the facilities constructed. This could involve the amendment of the existing Site Services Agreement for the Tulsa Refinery.

Approved Amounts	The HEP Board and Conflicts Committee have approved the expenditure of up to $35.0 million (for all costs, including construction and capitalized interest costs) by HEP in connection with projects discussed herein. Expenditures in excess of that amount or material additional related projects are subject to subsequent approval.

Reimbursement	If the parties are unable to mutually agree upon definitive documents regarding this transaction by December 31, 2010, Holly Tulsa will complete the project and reimburse HEP for any costs (including construction and capitalized interest costs) it incurred in connection with the projects described herein, and HEP will convey any interest it has in such projects to Holly Tulsa.

Acknowledged and Agreed this 9th day of August 2010.
HOLLY REFINING & MARKETING — TULSA LLC
By: Holly Refining & Marketing Company, its sole member

By:	/s/ David L. Lamp

David L. Lamp President
HEP TULSA LLC

By:	/s/ David G. Blair

David G. Blair
Senior Vice President